Exhibit 99.1




                              Visual Networks, Inc.
                              2092 Gaither Road
                              Rockville, MD 20850







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

         We hereby submit this letter in accordance with recent orders and rules issued by your office regarding the financial statements audited by Arthur Andersen LLP ("Andersen"). Andersen serves as Visual Networks, Inc.'s ("Visual Networks'") independent public accountant.

         Andersen has represented to Visual Networks that its 2001 annual audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, it provided reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on audits, and availability of national office consultation. According to Andersen, availability of personnel at foreign affiliates of Andersen was not relevant to this audit.


Sincerely

  /s/  John H. Saunders
---------------------------
John H. Saunders
Chief Financial Officer